EXHIBIT 23.1

Consent of Independent Registered Public Accountant Firm

We consent to use of our audit report dated October 13, 2007 on the consolidated financial statements of Neptune Industries, Inc. in the registration statement on Form SB-2 and related prospectus of Neptune Industries, Inc. for the registration of 16,554,037 shares of its common stock (collectively, the Registration Statement).


/s/ Berman Hopkins Wright & LaHam, CPAs and Associates, LLP

December 10, 2007
Winter Park, FL